Form 51-102F3

MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Buffalo Gold Ltd. ("Buffalo" or the “Company”)
Suite 300, 1055 West Hastings Street
Vancouver, BC  V6E 2E9

Item 2

Date of Material Change

April 4, 2006

Item 3

News Release

A press release was issued on April 4, 2006, at Vancouver, B.C.

Item 4

Summary of Material Change

Buffalo has closed the brokered private placement previously announced on March 15, 2006.

Item 5

Full Description of Material Change

Buffalo closed the brokered private placement previously announced on March 15, 2006 as to 3,415,000 units to generate gross proceeds of USD$3,415,000 that will be used to fund Buffalo’s exploration work on the Mt. Kare Property in Papua New Guinea and on its recently acquired Australian gold and uranium properties. Each unit consists of one share and one half share purchase warrant, every whole warrant entitling the purchase of additional share of Buffalo at USD$1.25 per share for a period of two years expiring April 3, 2008.

Canaccord Capital Corporation (“Canaccord”) and Pacific International Securities Inc. (“PI”) acted as Buffalo’s agents in respect of this placement and received a cash commission of 7.5% of the gross proceeds and brokers’ warrants entitling the purchase of up to 341,500 shares of Buffalo on the same terms as the warrants included in the units and Canaccord also received a corporate finance fee of 45,000 units (which units are comprised of one share and one share purchase warrant entitling the purchase of additional share of Buffalo at USD$1.25 per share for a period of two years expiring April 3, 2008.  All securities issued pursuant to this first closing of the placement are subject to a four month hold period ending August 3, 2006. .

Canaccord and PI have the right to increase the offering by 2,000,000 units and they have advised Buffalo that additional units will be sold pursuant to such right.

To find out more about Buffalo Gold Ltd. (TSX-V: BUF.U), please visit its website at www.buffalogold.ca.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7

Omitted Information

Not applicable.

Item 8

Executive Officer

Damien Reynolds, Chairman of the Board at (604) 685-5492.

Item 9

Date of Report

April 12, 2006

BUFFALO GOLD LTD.

Per:  Damien Reynolds

_______________________

Damien Reynolds,

Chairman of the Board of Directors